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                                                                     Exhibit 2.3


                                NO-HIRE AGREEMENT


DATE:    November 23, 1999

PARTIES:    SPEEDFAM-IPEC INC                                         ("Seller")
            an Illinois corporation

            FUJIMI INCORPORATED,                                       ("Buyer")
            a Japanese corporation

RECITALS:

     A. Pursuant to a Stock Purchase Agreement dated November 23, 1999 (the "Purchase Agreement"), Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller one thousand (1,000) shares of common stock of Fujimi Corporation, an Illinois corporation (the "Company") which constitutes all of Seller's interest in the Company.

     B. As a condition to closing the sale, Seller and Buyer are obligated to enter into this No-Hire Agreement.

AGREEMENT:

         In consideration of the mutual covenants set forth in the Purchase Agreement and the covenants of the parties set forth here, it is agreed as follows:

SECTION 1. NO-HIRE COVENANT

         Seller hereby covenants and agrees that for a period of three (3) years from the effective date of this Agreement, neither Seller nor its affiliates will employ or seek to employ any employees of Buyer, Fujimi America, Inc. or Fujimi Corporation, nor will Seller or its affiliates directly or indirectly suggest or encourage that any employees of Buyer, Fujimi America, Inc. or Fujimi Corporation, leave or otherwise change their employment relationship with Buyer, Fujimi America, Inc. or Fujimi Corporation. Seller retains the right to hire a former employee of Buyer, Fujimi America, Inc. or Fujimi Corporation, if such employee's employment has been terminated at the time of such hiring for any reason other than as a result of Seller's breach of this Agreement. For purposes of this Agreement, "affiliates" shall mean any corporation or other business entity in which Seller owns an equity interest equal to at least ten percent (10%).

SECTION 2. CONSIDERATION FOR COVENANT

         In consideration of Seller's covenants set forth in Section 1, Buyer agrees to pay to Seller the sum of One Hundred Thousand Dollars ($100,000), the receipt and sufficiency of which is hereby acknowledged.
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SECTION 3. ENFORCEMENT

         It is recognized that damage in the event of breach of covenants of Seller would be difficult if not impossible to ascertain. It is therefore agreed that Buyer, in addition to and without limiting any other remedy or right that it may have, shall have the right to an injunction against Seller and/or its affiliates, as the case may be, issued by a court of competent jurisdiction enjoining such breach.

SECTION 4. LITIGATION

         If any suit or action (including any appeal) is brought to enforce this Agreement, the prevailing party shall be entitled to receive from the other party reasonable attorney fees and costs incurred in such litigation, including any appeals.

SECTION 5. SEVERABILITY

         If any provision of this Agreement is deemed to be illegal or otherwise void, invalid, or unenforceable, the provision shall be disregarded and the remainder of this Agreement without that provision shall not be affected and shall remain in full force and effect.

SECTION 6. GOVERNING LAW

         This Agreement shall be construed and enforced in accordance with and under the laws of the state of Illinois.

         IN WITNESS WHEREOF, the Seller and Buyer have caused this Agreement to be executed by their duly authorized representatives, all as of the date first above written.
                                         SELLER:

                                         SPEEDFAM-IPEC INC.


                                         By:  /s/
                                             -----------------------------------
                                            James N. Farley, Co-Chairman



                                         BUYER:

                                         FUJIMI INCORPORATED


                                         By:  /s/
                                             -----------------------------------
                                            I. Koshiyama, Chairman